Exhibit 99.2

Contact: Adam Weiner/Andrea Calise

Kekst and Company

(212) 521-4845

FOR IMMEDIATE RELEASE

Sizeler Property Investors, Inc. Completes Sale of Bryn Mawr Apartments

New Orleans, LA, May 10, 2005 -- Sizeler Property Investors, Inc. (NYSE: SIZ) today announced that it has completed the sale of Bryn Mawr Apartments -- a 240-unit apartment property in Naples, Florida, which it acquired in 1993 -- to an undisclosed buyer. The sale price represented a trailing cap rate of approximately 4.5% for a gain of approximately $15.6 million.

The aggregate contract sale price of the Bryn Mawr property was approximately $25.7 million. Net of approximately $1 million of closing costs, which, consistent with past practice, include mortgage loan prepayment and other fees, the proceeds of the sale were approximately $24.7 million. With the proceeds, Sizeler repaid approximately $9.2 million of long-term mortgage debt, and the residual of $15.5 million was used to pay down short-term bank debt and added to the Company's cash and cash equivalents. In accordance with the Company's strategic plan, the cash and cash equivalents derived from the sale will be used to fund new acquisition and development projects and upgrade current properties.

The sale price, which resulted from arms-length negotiations, was determined based on the fair market value of the property. The purchaser is not affiliated with the Company, or any of its affiliates, directors or officers, or any associate of any director or officer.

The sale of the Bryn Mawr apartments represented another positive step in the implementation of the Company's strategic plan, which was announced in August 2004 and includes:

  reducing outstanding debt by realizing gains from appreciated assets; reducing operating costs;
  increasing occupancy through a property repositioning initiative;
  focusing development and acquisitions on fast-growing markets, particularly in Florida;
  achieving relative balance between apartment and retail assets in order to mitigate volatility of earnings; and
  exploring the possibility for alternative ownership structures for its mall properties.

In addition to the sale of Bryn Mawr, key accomplishments to date under the Company's strategic plan include the following:

  Sale of the Lakeview Club apartments in Ft. Lauderdale, Florida at a 4.2% trailing cap rate for a gain of approximately $17.9 million, resulting in debt reduction of $40.5 million.
  Improvement in overall apartment occupancy rates to 95.0% in 2004 from 89.2% in 2003.
  The addition of 348 new apartment units through one new development project brought on-line in 2004 and a partially completed second development project to be fully completed in 2005.
  Sale on March 15, 2005 of 2,649,000 shares of our common stock to leading institutional investors at a total price of $28.5 million or $10.75 per share. Our estimated proceeds, net of all fees and expenses of that transaction, were approximately $27.2 million.
  Conversion of $54 million of our $56.6 million original principal amount of debentures on May 2, 2005, resulting in the issuance of 4,906,200 shares of Common Stock.

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty properties -- sixteen in Louisiana, ten in Florida and four in Alabama.

PROXY SOLICITATION

SIZELER PROPERTY INVESTORS, INC. AND ITS DIRECTORS, INCLUDING THOSE DIRECTORS WHO ARE ALSO EXECUTIVE OFFICERS, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS. A LISTING OF THE SIZELER DIRECTORS AND CERTAIN OTHER INFORMATION REGARDING THEIR DIRECT AND INDIRECT INTERESTS IN THE SOLICITATION IS INCLUDED IN THE COMPANY'S SCHEDULE 14A FILED ON APRIL 19, 2005. SIZELER WILL ALSO BE FILING A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS OF SIZELER ARE ADVISED TO READ, WHEN AVAILABLE, SIZELER'S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH SIZELER'S SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF SIZELER AND OTHER INTERESTED PARTIES MAY OBTAIN FREE OF CHARGE, WHEN AVAILABLE, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE SCHEDULE 14A FILED ON APRIL 19, 2005), AT THE SEC'S INTERNET WEBSITE WWW.SEC.GOV AND ALSO ON SIZELER'S INTERNET WEBSITE WWW.SIZELER.NET. THE SCHEDULE 14A FILED APRIL 19, 2005, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT FOR THE 2005 ANNUAL MEETING ALSO MAY BE OBTAINED FREE OF CHARGE BY CONTACTING MORROW & CO., INC., WHICH IS ASSISTING SIZELER IN THE SOLICITATION OF PROXIES, AT (800) 654-2468 OR (212) 754-8000 (COLLECT).

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